                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-45745
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 11, 1998)

                                  $275,000,000
                 Consolidated Edison Company of New York, Inc.

                 7.35% Public Income NotES (PINES SM) due 2039

                                 ------------

   This is an offering of 7.35% Public Income NotES (7.35% Debentures, Series 1999 A, which we refer to in this prospectus supplement as "PINES") due 2039 to be issued by Consolidated Edison Company of New York, Inc. The PINES will be general unsecured, unsubordinated obligations of the Company. The PINES will mature on July 1, 2039. The Company will pay interest on the PINES on January 1, April 1, July 1 and October 1 of each year. The first such payment will be on October 1, 1999. The PINES will be redeemable at the option of the Company, in whole or part, at any time on or after July 1, 2004 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The PINES will be issued in minimum denominations of $25 and will be increased in multiples of $25.

   The Company intends to list the PINES on the New York Stock Exchange and expects trading in the PINES on the New York Stock Exchange to begin within 30 days after the original issue date. The PINES are expected to trade "flat." This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the PINES that is not included in the trading price.

                                 ------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                         Per PINES    Total
                                                         --------- ------------
Initial public offering price...........................  100.00%  $275,000,000
Underwriting discounts..................................    3.15%  $  8,662,500
Proceeds, before deducting expenses, to the Company.....   96.85%  $266,337,500

                               ----------------

   The initial public offering price set forth above does not include accrued interest, if any. Interest on the PINES will accrue from June 30, 1999 and must be paid by the purchaser if the PINES are delivered after June 30, 1999.

   The underwriters are severally underwriting the PINES being offered. The underwriters expect to deliver the PINES in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June 30, 1999.

   "PINES" is a service mark of Salomon Smith Barney Inc.

                               ----------------
Salomon Smith Barney
    Merrill Lynch & Co.
               Morgan Stanley Dean Witter
                       Goldman, Sachs & Co.
                                 Lehman Brothers
                                          PaineWebber Incorporated
                                                           Prudential Securities

   June 25, 1999

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page

                             Prospectus Supplement

The Company................................................................  S-3
Recent Developments........................................................  S-3
Ratio of Earnings to Fixed Charges.........................................  S-4
Description of the PINES...................................................  S-4
Material Federal Income Tax Consequences...................................  S-7
Underwriting...............................................................  S-9
Legal Matters.............................................................. S-11

                                   Prospectus

Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
Con Edison..................................................................   3
Recent Developments.........................................................   3
Use of Proceeds.............................................................   3
Ratio of Earnings to Fixed Charges..........................................   4
Description of Securities...................................................   4
Plan of Distribution........................................................  11
Legal Matters...............................................................  12
Experts.....................................................................  12

   In this prospectus supplement, the "Company," "we," "us" and "our" refer to Consolidated Edison Company of New York, Inc.

                                  THE COMPANY

   The Company, incorporated in New York State in 1884, is a subsidiary of Consolidated Edison, Inc. ("CEI"). Our principal executive offices are located at 4 Irving Place, New York, New York 10003. Our telephone number is (212) 460-4600.

   The Company provides electric service in all of New York City (except parts of Queens) and most of Westchester County. Our service area is approximately 660 square miles and has a population of more than 8 million. We also provide gas service in Manhattan, The Bronx and parts of Queens and Westchester, and steam service in part of Manhattan.

   By the end of 2001, all of our electric customers will be eligible to purchase electricity from suppliers other than us. Since 1996, all of our gas customers have been eligible to purchase gas from suppliers other than us.

   The Company's senior unsecured debt securities (debentures and tax-exempt debt) are rated A1, A+ and AA- by Moody's Investors Service Inc., Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, and Fitch IBCA, Inc., respectively. Our subordinated debentures are rated A2 by Moody's, A by S&P and A+ by Fitch.

                              RECENT DEVELOPMENTS

   In June 1999, the Company completed the sale of 3,624 MW of New York City fossil-fueled electric generating capacity at an aggregate price of approximately $1.1 billion. The net proceeds from the sale are being held pending possible investment in "like kind property" (the intended effect of which would be to defer federal income tax on the gain from the sale). Net proceeds from completion of the sales of the remaining New York City generating capacity that we have agreed to sell may also be invested in like kind property.

   Any net proceeds invested in like kind property will not be available to us to pay dividends to, or to continue to purchase the common stock of, CEI (which owns all of our common stock). To the extent proceeds are invested in like kind property, CEI intends to use additional short-term borrowing to fund its acquisition of Orange and Rockland Utilities, Inc. and CEI and the Company intend to use additional short-term borrowing to continue the CEI common stock repurchase program. In such event, CEI expects that it would repay its additional short-term borrowing from dividends we pay to CEI, and we expect that we would pay dividends to CEI and repay our additional short-term borrowing using funds borrowed against the property acquired. For additional information, see "PSC Settlement Agreement--Generation Divestiture," "Sources of Liquidity--Stock Repurchase" and "Acquisition" in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

   This discussion of the use of net proceeds from the sale of generating capacity includes forward-looking statements, which are statements of future expectation and not facts. Words such as "expects," "intends," "plans" and similar expressions identify forward-looking statements. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in laws, regulations, regulatory policies or public policy doctrines and other presently unknown or unforeseen factors.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                        Year Ended December 31,
      Twelve Months Ended       ------------------------------------------------------------
        March 31, 1999          1998         1997         1996         1995         1994
      -------------------       ----         ----         ----         ----         ----
             4.40               4.36         4.09         4.18         4.20         4.58

   The ratio of earnings to fixed charges has been computed based upon net income plus federal income tax, federal income tax deferred, investment tax credits deferred and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and the interest component of rentals.

                            DESCRIPTION OF THE PINES

General

   We provide information to you about the PINES in two separate documents: (1) the accompanying prospectus and (2) this prospectus supplement.

   The following statements about the PINES are summaries and are subject to, and qualified in their entirety by reference to, the prospectus and the Indenture referred to in the prospectus. See "Description of Securities" in the prospectus for additional information concerning the PINES and the Indenture. The following statements, therefore, do not contain all the information that may be important to you. Not all the terms used in this prospectus supplement are defined herein, and you should refer to the prospectus or Indenture for the definitions of such terms. You should note that the provisions of the Indenture set forth the terms of the PINES in greater detail than this prospectus supplement or the prospectus. If the statements herein differ from provisions in the Indenture, the provisions of the Indenture control.

   The PINES

  (1) will be unsecured obligations of the Company,

  (2) will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding,

  (3) will be limited in aggregate principal amount to $275,000,000,

  (4) will mature on July 1, 2039,

  (5) will be issued in minimum denominations of $25 and will be increased in multiples of $25,

  (6) will be redeemable at the option of the Company, in whole or in part, at any time on or after July 1, 2004 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date,

  (7) are expected to be listed on the New York Stock Exchange, and

  (8) are expected to receive ratings equivalent to our senior long-term debt ratings described on the preceding page.

Quarterly Payments

   Interest on the PINES will accrue from June 30, 1999 at a rate of 7.35% per annum and will be payable initially on October 1, 1999 and thereafter quarterly on January 1, April 1, July 1 and October 1 of each year (each an "Interest Payment Date"). On an Interest Payment Date, interest will be paid to the persons in whose names the PINES were registered as of the record date. With respect to any Interest Payment Date, the record date will be the fifteenth day of the month preceding such Interest Payment Date, except as otherwise provided in the Indenture.

   The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such 90-day quarterly interest period. If any Interest Payment Date falls on a Sunday, legal holiday or a day on which banking institutions in the

City of New York are authorized by law to close, then payment of interest may be made on the next succeeding business day.

Redemption and Repayment

   The PINES will be redeemable at the option of the Company, in whole or in part, at any time on or after July 1, 2004, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, the Company may at any time repurchase PINES at any price in the open market and may hold, resell or surrender such PINES to the Trustee for cancellation. You will not have the right to require the Company to repay PINES prior to maturity.

The Trustee and Transfer and Paying Agent

   The Chase Manhattan Bank, acting through its principal corporate trust office at 450 West 33rd Street, New York, New York, is the Trustee for the PINES. The Bank of New York, acting through its principal corporate trust office at 101 Barclay Street, New York, New York, is the transfer agent and paying agent for the PINES. Payments of principal and interest will be payable, and the PINES will be transferable, at the office of the paying agent. The Company may, however, pay interest by check mailed to registered holders of the PINES. At the maturity of the PINES, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such PINES at the office of the Trustee.

Book-Entry Only

   The PINES will be issued only in book-entry form through the facilities of The Depository Trust Company (the "Depositary") and will be in denominations of $25. The PINES will be represented by a single global security (the "Global Security") and will be registered in the name of a nominee of the Depositary. The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts. By doing so, the Depositary eliminates the need for physical movement of securities. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which own the Depositary. The Depositary is also owned by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

   Upon the issuance of the Global Security, the Depositary will credit its participants' accounts on its book-entry registration and transfer system with their respective principal amounts of the PINES represented by such Global Security. The underwriters designate which participants' accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary's participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants) and on the records of its participants (with respect to interests of persons other than such participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to transfer your interest in the PINES.

   So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the PINES represented by such Global Security for all purposes under the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have PINES represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of PINES in definitive form and will not be considered the owners or holders thereof under the Indenture.

   Principal and interest payments on PINES registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such PINES. None of the Company, the Trustee, any paying agent or the registrar for the PINES will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such PINES or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   We expect that the Depositary for the PINES or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such PINES as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" (i.e., the name of a securities broker or dealer). Such payments will be the responsibility of such participants.

   If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue PINES in definitive form in exchange for the entire Global Security representing such PINES. In addition, the Company may at any time, and in its sole discretion, determine not to have the PINES represented by the Global Security and, in such event, will issue PINES in definitive form in exchange for the Global Security representing such PINES. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of PINES represented by such Global Security equal in principal amount to such beneficial interest and to have such PINES registered in its name. PINES so issued in definitive form will be issued as registered PINES in denominations that are integral multiples of $25.

Events of Defaults

   See "Description of Securities--Default and Certain Rights on Default" in the accompanying prospectus.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES
   The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of PINES constitutes the opinion of Dewey Ballantine LLP, special tax counsel to the Company. It deals only with original purchasers that acquire and hold the PINES as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding PINES as a part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the U.S. dollar. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of PINES should consult their own tax advisors concerning the federal income tax consequences of holding PINES in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Payments of Interest

   An investor will be taxed on the amount of payments of interest on PINES as ordinary interest income at the time it accrues or is received in accordance with the investor's regular method of accounting for United States federal income tax purposes.

Disposition of the PINES

   An investor who disposes of PINES by sale, exchange for other property, or payment by the Company, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the investor's adjusted tax basis in the PINES. An investor will include any such accrued but unpaid interest in ordinary income. In general, the investor's adjusted tax basis in PINES will be equal to the initial purchase price. Any gain or loss recognized upon the sale or other disposition of PINES will be capital gain or loss and will be long-term capital gain or loss if the PINES have been held for more than one year at the time of disposition.

Foreign Investors

   Special tax rules apply to the purchase of PINES by a foreign person, i.e., a person that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

   Interest paid or accrued to a foreign investor that is not effectively connected with the conduct of a trade or business within the United States by the investor will not be subject to United States federal income tax or withholding tax, as long as the foreign investor (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related to the Company through stock ownership, is not a private foundation or other tax-exempt organization, and is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of it trade or business and (ii) provides (or has a financial institution provide on its behalf) an appropriate statement to the Company or paying agent that is signed under penalties of perjury, certifying that the beneficial owner of the PINES is a foreign person and providing that foreign person's name and address.

   Any capital gain realized on the sale or other taxable disposition of PINES by a foreign investor will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the investor and
(ii) in the case of an individual foreign investor, the investor is not present in the United States for 183 days or more during the taxable year.

Backup Withholding

   Investors will generally be required to furnish a social security number or other taxpayer identification number in order to avoid "backup withholding" tax on distributions on PINES and payment of the proceeds from the disposition of PINES. Foreign investors can establish an exemption from backup withholding by providing the statement described above under "Foreign Investors".

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the investor's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   We and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the PINES. Subject to certain conditions, each Underwriter has severally agreed to purchase the aggregate principal amount of PINES indicated in the following table.

                                                                     Principal
                                                                       Amount
                              Underwriters                            of PINES
                              ------------                          ------------
      Salomon Smith Barney Inc. ................................... $ 30,125,000
      Merrill Lynch, Pierce, Fenner & Smith Incorporated...........   30,125,000
      Morgan Stanley & Co. Incorporated............................   30,125,000
      Goldman, Sachs & Co..........................................   30,125,000
      Lehman Brothers Inc..........................................   30,125,000
      PaineWebber Incorporated.....................................   30,125,000
      Prudential Securities Incorporated...........................   30,125,000
      ABN AMRO Incorporated........................................    2,000,000
      A.G. Edwards & Sons, Inc. ...................................    2,000,000
      Bear, Stearns & Co. Inc. ....................................    2,000,000
      BT Alex. Brown Incorporated..................................    2,000,000
      Dain Rauscher Wessels,
       a division of Dain Rauscher Incorporated....................    2,000,000
      Doley Securities, Inc. ......................................    2,000,000
      Donaldson, Lufkin & Jenrette Securities Corporation..........    2,000,000
      EVEREN Securities, Inc. .....................................    2,000,000
      First Union Capital Markets Corporation......................    2,000,000
      J.C. Bradford & Co. .........................................    2,000,000
      Legg Mason Wood Walker, Incorporated.........................    2,000,000
      McDonald Investments Inc. ...................................    2,000,000
      Olde Discount Corporation....................................    2,000,000
      Raymond James & Associates, Inc. ............................    2,000,000
      Robert W. Baird & Co. Incorporated...........................    2,000,000
      SG Cowen Securities Corporation..............................    2,000,000
      TD Securities (USA) Inc. ....................................    2,000,000
      The Robinson-Humphrey Company, LLC...........................    2,000,000
      U.S. Bancorp Piper Jaffray, Inc. ............................    2,000,000
      Wachovia Securities, Inc. ...................................    2,000,000
      Warburg Dillon Read LLC......................................    2,000,000
      Wasserstein Perella & Co. ...................................    2,000,000
      The Williams Capital Group, L.P. ............................    2,000,000
      Advest, Inc. ................................................      625,000
      BB&T Capital Markets,
       a division of Scott & Stringfellow..........................      625,000
      Blaylock & Partners, L.P. ...................................      625,000
      C.L. King & Associates, Inc. ................................      625,000
      Crowell, Weedon & Co. .......................................      625,000
      Fahnestock & Co. Inc. .......................................      625,000
      Fidelity Capital Markets,
       a division of National Financial Services Corporation.......      625,000
      Fifth Third/The Ohio Company.................................      625,000
      First Albany Corporation.....................................      625,000
      Gibraltar Securities Co. ....................................      625,000
      Gruntal & Co., L.L.C. .......................................      625,000
      J.J.B. Hilliard, W.L. Lyons, Inc. ...........................      625,000
      Janney Montgomery Scott Inc. ................................      625,000
      McGinn, Smith & Co., Inc. ...................................      625,000

                                                                    Principal
                                                                      Amount
                              Underwriters                           of PINES
                              ------------                         ------------
      Mesirow Financial, Inc. ....................................      625,000
      Morgan Keegan & Company, Inc. ..............................      625,000
      Muriel Siebert & Co., Inc. .................................      625,000
      Parker/Hunter Incorporated..................................      625,000
      Pryor, McClendon, Counts & Co. .............................      625,000
      Ragen MacKensie Incorporated................................      625,000
      Ramirez & Co., Inc. ........................................      625,000
      Roney Capital Markets,
       a division of Banc One Capital Markets, Inc................      625,000
      Charles Schwab & Co., Inc. .................................      625,000
      Stephens Inc. ..............................................      625,000
      Stifel, Nicolaus & Company, Incorporated....................      625,000
      Sutro & Co. Incorporated....................................      625,000
      Tucker Anthony Incorporated.................................      625,000
      Utendahl Capital Partners, L.P. ............................      625,000
      Wedbush Morgan Securities, Inc. ............................      625,000
                                                                   ------------
        Total..................................................... $275,000,000
                                                                   ============

   PINES sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement, and, in part, to certain securities dealers at such price less a concession of $0.50 per PINES. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per PINES to certain brokers and dealers. After all the PINES are released for sale to the public, the Underwriters may change the offering price and the other selling terms.

   Prior to the offering, there has been no public market for the PINES. We intend to list the PINES on the New York Stock Exchange, and we expect trading in the PINES on the Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the PINES, the Underwriters will undertake to sell lots of 100 or more PINES to a minimum of 400 beneficial holders.

   The PINES are a new issue of securities with no established trading market. The Underwriters have advised the Company that the Underwriters intend to make a market in the PINES but are not obligated to do so and may discontinue market making at any time without notice. Neither the Company nor the Underwriters can assure you that the trading market for the PINES will be liquid.

   In connection with this offering, the Underwriters may purchase and sell PINES in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater total principal amount of PINES than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the PINES while this offering is in progress.

   The Underwriters also may impose a penalty bid. This may occur when a particular Underwriter repays to the Underwriters a portion of the underwriting discount because the Underwriters have repurchased PINES sold by or for the account of that Underwriter in stabilizing or short covering transactions.

   These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the PINES. As a result, the price of the PINES may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   The Company expects to have an estimated $400,000 of expenses in connection with this offering.

                                 LEGAL MATTERS

   The validity of the PINES and certain other related legal matters will be passed upon for the Company by John D. McMahon, Esq., Senior Vice President and General Counsel. Certain legal matters in connection with the PINES will be passed upon for the Underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092.

PROSPECTUS


                 Consolidated Edison Company of New York, Inc.

                                Debt Securities

     Consolidated Edison Company of New York, Inc. ("Con Edison") may issue from time to time up to $540,000,000 aggregate principal amount of unsecured debt securities ("Securities") under terms to be determined at the time of sale. The Securities may be issued in one or more series with the same or various maturities, at or above par or with an original issue discount. The specific designation, aggregate principal amount, maturity, purchase price, rate (which may be fixed or variable) and time of payment of any interest, any sinking fund, any subordination provisions, any redemption or repurchase terms and other specific terms of the Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"), together with the terms of offering of the Offered Securities. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                 -------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
                AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------

     The Securities will be offered through one or more underwriters. The underwriters' discount will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to Con Edison from the offering of any Offered Securities will be the public offering price of the Offered Securities less such discount, and less the other expenses of Con Edison associated with the issuance and distribution of the Offered Securities. See "Plan of Distribution."

               The date of this Prospectus is February 11, 1998.

CERTAIN PERSONS PARTICIPATING IN AN OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH OFFERED SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

     Con Edison is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information are filed by Con Edison through the Commission's Electronic Data Gathering, Analysis and Retrieval system and a re publicly available through the Commission's Web site (http://www.sec.gov). Such material can also be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and at its Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Con Edison's Annual Report on Form 10-K for the year ended December 31, 1996 ("1996 Form 10-K"), Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and Current Reports on Form 8-K, dated March 13, 1997, June 17, 1997, August 29, 1997, September 23, 1997, November 24, 1997, December 12, 1997 and January 29, 1998 which have been filed with the Securities and Exchange Commission (File No. 1-
1217), are incorporated by reference in this Prospectus.

     All documents filed by Con Edison pursuant to Section 13(a), 13(c),14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Prospectus and prior to the termination of the offering of the Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Con Edison will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus, except that exhibits to such documents shall not be provided unless they are specifically incorporated in such documents. Requests should be directed to Con Edison Investor Services Center, P.O. Box 149, Cooper Station, New York, New York 10003 (Telephone No: 800-522-5522).

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

     No person is authorized to give any information or to make any representations other than as contained in this Prospectus or the Prospectus Supplement in connection with the offer contained in this Prospectus and the Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and the Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Con Edison since the date hereof, or that the information herein is correct as of any time since its date.

                                  CON EDISON

     Con Edison, incorporated in New York State in 1884, supplies electric service in all of New York City (except part of Queens), and in most of Westchester County, New York. It supplies gas in Manhattan, The Bronx and part of Queens and Westchester, and steam in part of Manhattan. State and municipal customers within Con Edison's service territory receive electric service through Con Edison's facilities from the New York Power Authority. Con Edison's principal office is located at 4 Irving Place, New York, New York 10003 (Telephone No: 212-460-4600).

                              RECENT DEVELOPMENTS

     On January 1, 1998, Consolidated Edison, Inc. ("CEI") became the holding company for Con Edison when, pursuant to an Agreement and Plan of Exchange approved at a Special Meeting of Stockholders held in December 1997, the outstanding shares of Con Edison's Common Stock, $2.50 par value, were exchanged automatically on a share-for-share basis for shares of CEI's Common Shares, $.10 par value. Con Edison's debt securities and preferred stock remained securities of Con Edison.

     Con Edison's unaudited net income for common stock for the year ended December 31, 1997 was $694.5 million compared with $688.2 million in the corresponding 1996 period. For the quarter ended December 31, 1997, unaudited net income for common stock was $139.1 million compared with $115.5 million in the corresponding 1996 period.

    In December 1997, the Board of Directors of CEI and the Board of Trustees of Con Edison authorized the repurchase of up to an aggregate amount of $1 billion of CEI Common Shares, $.10 par value, subject to New York State Public Service Commission ("PSC") approval and market conditions (the "Stock Repurchase"). The PSC is expected to act on the repurchase during the first quarter of 1998. The repurchase is expected to be funded by Con Edison from internally-generated funds, debt financings and, depending on the timing, the net proceeds of generating plant sales.

                                USE OF PROCEEDS

     Except as otherwise provided in the Prospectus Supplement, the net proceeds to be received by Con Edison from the sale of the Securities will be added to the general funds of Con Edison and will be used for general corporate purposes, including the repayment of short-term debt, the Stock Repurchase, the retirement or refinancing of other securities, and the funding of construction expenditures.

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                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Con Edison's ratio of earnings to fixed charges for the periods indicated:

                            Year Ended December 31,
                            -----------------------
                        1997   1996  1995  1994   1993
                        ----   ----  ----  ----   ----

                        4.09   4.18  4.20  4.58   4.19

     The ratio of earnings to fixed charges has been computed based upon net income plus Federal income tax, Federal income tax deferred, investment tax credits deferred and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and the interest component of rentals.

                           DESCRIPTION OF SECURITIES

     The Securities are to be issued under an Indenture, dated as of December 1, 1990, between Con Edison and The Chase Manhattan Bank, as Trustee ("Trustee"), (successor to The Chase Manhattan Bank (National Association)), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 (the Indenture, as amended and supplemented, is herein referred to as the "Indenture"), copies of which are included as exhibits to the registration statement of which this Prospectus is a part. Con Edison may also enter into one or more additional indentures with other trustees with respect to certain of the Securities. Any such indenture would contain covenants and other provisions similar to those described below. Reference is made to the Prospectus Supplement regarding any additional indentures under which Offered Securities will be issued.

     The Securities will be unsecured general obligations of Con Edison ranking equally and ratably in right of payment with the unsecured debt securities of Con Edison that are not subordinated obligations of Con Edison ("Subordinated Securities") and the unsecured promissory notes of Con Edison issued as collateral for, and in consideration of the net proceeds of, a like amount of tax-exempt revenue bonds issued by New York State Energy Research and Development Authority; provided, however, that if so provided in the Prospectus Supplement relating to a series of Offered Securities, the Offered Securities will be Subordinated Securities.

     There is no requirement that future issues of debt securities of Con Edison be issued under the Indenture, and Con Edison will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Securities, in connection with future issues of such other debt securities.

     The Indenture does not specifically restrict the ability of Con Edison to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison, the payment of dividends by Con Edison or the acquisition by Con Edison of any of its equity securities. The Indenture also permits Con Edison to merge or consolidate or to transfer its assets, subject to certain conditions (see "Consolidation, Merger and Sale" below). Con Edison must obtain approvals from state and/or federal regulatory bodies to merge or consolidate or, with limited exceptions, to issue securities or transfer assets. For information about a fundamental restructuring of the electric utility industry in New York State and Con Edison, see "Con Edison."

     The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

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

     General: The Indenture provides that the Offered Securities and other unsecured debt securities of the Company, without limitation as to aggregate principal amount (collectively the "Indenture Securities"), may be issued in one or more series, in each case as authorized from time to time by Con Edison.

    Reference is made to the Prospectus Supplement relating to the Offered Securities for the following terms:

    (1) the title of the Offered Securities;

    (2) the aggregate principal amount of the Offered Securities;

    (3) the percentage of the principal amount representing the price for which the Offered Securities shall be issued;

    (4) the date or dates on which the principal of, and premium, if any, on the Offered Securities shall be payable;

    (5) the rate or rates (which may be fixed or variable) at which the Offered Securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

    (6) if the amount of payments of the principal of, premium, if any, or interest, if any, on the Offered Securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

    (7) the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor;

    (8) the place or places where the principal of, and premium, if any, and interest, if any, on the Offered Securities shall be payable;

    (9) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of Con Edison;

   (10) the obligation, if any, of Con Edison to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid pursuant to such obligation;

   (11) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Global Securities;

   (12) if other than $1,000 or an integral multiple thereof, the denominations in which the Offered Securities shall be issued;

   (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities payable upon declaration of acceleration of the maturity of the Offered Securities;

   (14) any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the Offered Securities;

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

     (15) the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the Offered Securities prior to the maturity thereof pursuant to Section 12.02 of the Indenture (see "Satisfaction and Discharge of Indenture; Defeasance");

(16) the terms, if any, upon which Con Edison may elect not to pay interest on an interest payment date;

(17) the provisions, if any, relating to the subordination of the Offered Securities pursuant to Article 15 of the Indenture (see "Subordination"); and

     (18) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

     Con Edison may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Trustees or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to "reopen" a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

     The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see "Global Securities"). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

     One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Offered Securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     Subordination: If the Prospectus Supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness to the extent set forth in the next paragraph. (Section 15.01)

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     In the event (a) of any distribution of assets of Con Edison in bankruptcy, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see "Consolidation, Merger and Sale"), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 15.02)

     Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 15.03)

     "Senior Indebtedness" means all indebtedness of Con Edison for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. "Senior Indebtedness" does not include customer deposits or other amounts securing obligations of others to Con Edison. (Section 15.01)

     The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison may issue. As of December 31, 1997, $4.5 billion of Senior Indebtedness was outstanding.

     Redemption: If the Prospectus Supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

     Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections
2.01 and 2.05)

The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the Prospectus Supplement relating thereto. Con Edison anticipates that the following provisions will apply to all depositary arrangements.

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     Upon the issuance of a Global Security, the Depositary for such Global
Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Con Edison expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name," and will be the responsibility of such participants.

     If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison within 90 days, Con Edison will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person's beneficial interest in the Global Security.

                                       8
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     Payments and Paying Agents: Payment of principal of and premium, if any, on
Indenture Securities will be made against surrender of such Indenture Securities at the Con Edison Investor Services Center, 4 Irving Place, Room 215-S, New
York, New York 10003. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Con Edison Investor Services Center, or by a check mailed to each holder of an Indenture Security at such holder's registered address.

     All moneys paid by Con Edison to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

     Consolidation, Merger and Sale: The Indenture permits Con Edison, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its assets as an entirety or substantially as an entirety to any person, provided that: (i) the Successor is a corporation organized under the laws of the United States of America or any state thereof (ii) the Successor assumes Con Edison's obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see "Default and Certain Rights on Default") and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison.

     Modification of the Indenture: The Indenture contains provisions permitting Con Edison and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

     Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

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

     (I) failure to pay interest when due on any Indenture Security of such series, continued for 30 days:

     (II) failure to pay principal or premium, if any, when due on any Indenture Security of such series;

     (III) failure to perform any other covenant of Con Edison in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

     (IV)  certain events of bankruptcy, insolvency or reorganization; and

     (V) any other Event of Default as may be specified for such series. (Section 6.01)

     The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

     Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder's Indenture Securities when due shall not be impaired. (Section 6.04)

     The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

     Con Edison is required to deliver to the Trustee each year an Officers Certificate stating whether such officers have obtained knowledge of any default by Con Edison in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

     Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

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     The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison as if it were not Trustee under the Indenture. (Section 7.04)

     The Chase Manhattan Bank, which is the Trustee under the Indenture, participates in providing Con Edison's bank line of credit, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison in the normal course of business.

     Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be discharged upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay, all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02) The Prospectus Supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

     Reports Furnished Securityholders: Con Edison will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

                             PLAN OF DISTRIBUTION

     Con Edison will offer the Securities through one or more underwriters. The names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to the offering of the Offered Securities. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Offered Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Securities, although such a firm may participate in the distribution of such Offered Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any Offered Securities will (1) entitle the underwriters to indemnification by Con Edison against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all Offered Securities if any are purchased. The underwriters may engage in transactions with, or perform services for, Con Edison in the ordinary course of business.

     In connection with an offering made hereby, the underwriters may purchase and sell the Offered Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the Offered Securities, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of Offered Securities than they are required to purchase from Con Edison. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Offered Securities sold in the offering may be reclaimed by the underwriters if such Offered Securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected in the over-the-counter market or otherwise.

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     The anticipated date of delivery of the Offered Securities will be as set forth in the Prospectus Supplement relating to the offering of such Securities.

                                 LEGAL MATTERS

     The validity of the Securities and certain other related legal matters will be passed upon for Con Edison by Peter J. O'Shea, Jr., Esq., Senior Vice President and General Counsel. Certain legal matters in connection with the Securities will be passed upon for the Underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to Con Edison's 1996 Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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